UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2010 (November 29, 2010)

CHINA BROADBAND, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19644	20-1778374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Union Square, West Suite 502
New York, New York  10003
Telephone No.: 212-206-1216
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On November 29, 2010, Clive Ng, Jonas Grossman and David Zale each resigned as members of the Board of Directors of China Broadband, Inc. (the “Company”), effective immediately.  The resignations of Messrs. Ng, Grossman and Zale were not in connection with any known disagreement with the Company on any matter.

A copy of this report has been provided to Messrs. Ng, Grossman and Zale, and each has been provided with the opportunity to furnish a letter addressed to the Company stating whether he agrees with the statements made in this report, and if not, stating the respects in which he does not agree. None of Messrs. Ng, Grossman and Zale have delivered any such letter to the Company.

Resignation of Senior Executive Officer

In addition to his resignation as a director of the Company discussed above, Mr. Clive Ng resigned from his position as Senior Executive Officer with the Company.  In connection with his resignation as Senior Executive Officer, Mr. Ng and the Company entered into a letter agreement whereby the Company agreed to (i) continue Mr. Ng’s existing health benefits through May 31, 2011, (ii) pay a cash settlement to Mr. Ng in the amount of $32,390, and (iii) assume the obligations of China Cablecom Holdings RE, Inc. (“Cablecom”), effective December 1, 2010, under that that certain Sublease Agreement, dated April 1, 2008, between Gotham City Holding Group and Cablecom for the office space of the Company’s principal executive offices.  In exchange for the Company’s execution of the letter agreement, Mr. Ng agreed release the Company from any further obligations the Company may have to Mr. Ng, and waived any and all relief to which he may be entitled to with respect to any existing or future claims that he may have against the Company.

The foregoing description of the terms and conditions of the letter agreement between the Company and Mr. Ng does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement which is included as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Election of Directors

On November 29, 2010, the Board of Directors of the Company appointed Marc Urbach and Steven Oliveira as a members of the Board of Directors of the Company.  Neither Mr. Urbach or Mr. Oliveira will receive any compensation for service on the Company’s Board of Directors.

Marc  Urbach

Mr. Urbach, who currently serves as the Company’s President and Chief Financial Officer, joined the Company in 2008. Mr. Urbach has over 15 years of accounting, finance, and operations experience.  From 2004 to 2008, he served as Chief Operating Officer and Chief Financial Officer of Profile Lighting and Design, and from 2002 to 2004 as the Director of Finance at Mercer Inc., a Marsh & McLennan Company. From 1999 to 2002, he served as Finance Manager at The Walt Disney Company.  Mr. Urbach started his career as an auditor at Arthur Andersen from 1995 to 1998.

Steven Oliveira

Mr. Oliveira has been Chief Investment Officer of Chardan SPAC Asset Management, LLC since 2008, and President of Oliveira Capital, LLC since its inception in 2002, with a focus on investments in Asia, biotechnology and Special Purpose Acquisition Companies. In 1995, while a Managing Partner at CSO Ventures, Mr. Oliveira co-founded DepoMed, Inc. and Siga Pharmaceuticals, Inc. Mr. Oliveira’s career in biotechnology began in 1992 as a Vice President at D. Blech and Company, an investment bank that specialized in financing emerging companies in the life sciences sector.

On July 30, 2010, as part of the Company’s private placement, Mr. Oliveira purchased units consisting of an aggregate of 4,800,000 shares of the Company’s Series B Preferred Stock and warrants to purchase an aggregate of 48,000,000 shares of common stock at an exercise price of $0.05, for total aggregate consideration of $2,400,000, which was paid by Chardan SPAC Asset Management LLC.  Mr. Oliveira has sole voting and dispositive power over the securities owned by Chardan SPAC Asset Management.  Also on July 30, 2010, Mr. Oliveira acquired (i) 1,200,000 shares of the Company’s Series B Preferred Stock and warrants to purchase an aggregate of 36,000,000 shares of the Company’s common stock at an exercise price of $0.05 in connection with the cancellation of a $600,000 loan made by Mr. Oliveira to the Issuer on March 9, 2010, and (ii) 4,266,800 shares of the Company’s Series B Preferred Stock and warrants to purchase an aggregate of 42,668,000 shares of the Company’s common stock at an exercise price of $0.05, in connection with the conversion of notes of the Company in aggregate principal amount of a $2,133,400 held by Mr. Oliveira.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between China Broadband, Inc. and Clive Ng, effective November 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BROADBAND, INC.

Date: December 3, 2010	By:	/s/Marc Urbach
Marc Urbach
President